Exhibit 10.14

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT, dated as of this 19th day of January, 2005, by and between Fauquier Bankshares, Inc., a Virginia corporation (the “Company”), The Fauquier Bank, a Virginia banking corporation (the “Bank”), and Randy K. Ferrell (the “Executive”).

     In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

Part I: General Employment Terms

     1. Employment and Duties. The Executive shall be employed by each of the Company and the Bank as their Chief Executive Officer. The Executive accepts such employment and agrees to perform the managerial duties and responsibilities of Chief Executive Officer. The Executive agrees to devote his time and attention on a full-time basis to the discharge of such duties and responsibilities of an executive nature as may be assigned him by the Company’s Board of Directors, provided, that the Executive may accept any elective or appointed positions or offices with any duly recognized associations or organizations whose activities or purposes are closely related to the banking business or service to which would generate good will for the Company and its subsidiaries and affiliates.

     2. Term. The term of this Agreement (which term, together with any extension hereunder, is referred to as the “Term”) shall commence on January 15, 2005 (the “Effective Date”) and shall continue through December 31, 2008, unless terminated or extended as hereinafter provided. This Agreement shall be extended for successive one-year periods at December 31, 2005 and at each December 31 thereafter during the Term unless either party notifies the other in writing at least 90 days prior to such December 31 that the Agreement shall not be extended or further extended as the case may be.

     3. Compensation.

          (a) Base Salary. For the remainder of 2005, the Company shall pay the Executive an annual base salary not less than $206,000. Such base salary shall be paid to the Executive in accordance with established payroll practices of the Company. For 2006 and for each remaining year of the Term, the Compensation Committee (“Compensation Committee”) of the Board of Directors of the Company agrees to review the Executive’s base salary and to consider implementing changes to such base salary as it may deem appropriate; however, such base salary shall not be reduced at any time during the Term.

          (b) Annual Bonus. The Executive will be eligible to participate in an annual incentive plan that will establish measurable criteria and incentive compensation levels payable to the Executive for corporate performance in relation to defined benchmarks. The Compensation Committee or the Board of Directors of the Company, as the case may be, will consult with management to establish the targeted corporate performance levels for the Company on an annual basis consistent with the Company’s business plan and objectives. Achievement of the targeted corporate performance levels will normally result in an annual cash bonus payment equal to 40% of the Executive’s then current annual base salary. Any bonus payments due hereunder shall be paid to the Executive no later than 75 days after the end of the year.

          (c) Stock Compensation. Subject to the annual approval of the Compensation Committee or the Board of Directors of the Company, as the case may be, the Executive will receive during the Term an annual stock award under the Company’s Omnibus Stock Ownership and Long Term Incentive Plan or any successor plan (the “Stock Compensation Plan”), with a value up to 90% of his then current annual base salary. The stock award, which will consist of stock options, restricted stock grants or other equity compensation grants, or any combination thereof, will include such vesting and other terms and conditions as required herein and as otherwise determined in the sole discretion of the Compensation Committee or the Board of Directors in accordance with the Stock Compensation Plan, or any successor plan. The valuation of a stock option award will be determined using the Black-Scholes or similar methodology as determined by the Compensation Committee or the Board of Directors of the Company.

     4. Benefits and Perquisites.

          (a) During the Term, the Executive shall be eligible to participate in any plans, programs or forms of compensation or benefits that the Company or its subsidiaries and affiliates provide to the class of employees that includes the Executive, on a basis not less favorable than that provided to such class of employees, including, without limitation, group medical, disability and life insurance, paid time off, and a retirement plan; provided, however, a reasonable transition period following any change in control, merger, statutory share exchange, consolidation, acquisition or transaction involving the Company or any of its subsidiaries and affiliates shall be permitted in order to make appropriate adjustments in compliance with this Section 4(a). Unless prior notice to the contrary is provided, the Executive will be eligible to participate in the Company’s other incentive programs, dependent on the rules and goals established for such programs.

          (b) The Executive shall be entitled such paid time off and perquisites as are provided by the Compensation Committee.

     5. Reimbursement of Expenses. The Company shall reimburse the Executive promptly, upon presentation of adequate substantiation, including receipts, for the reasonable travel, entertainment, lodging and other business expenses incurred by the Executive, including, without limitation, those expenses incurred by the Executive and his spouse in attending approved trade and professional association conventions, meetings and other related functions. However, the Compensation Committee and the Board of Directors of the Company reserves the right to review these expenses periodically and determine, in its sole discretion, whether future reimbursement of such expenses to the Executive will continue without prior approval of the expenses by the Compensation Committee or the Board of Directors of the Company.

     6. Termination of Employment.

          (a) Death. The Executive’s employment under this Agreement shall terminate automatically upon the Executive’s death.

          (b) Incapacity. If the Company determines that the Incapacity, as hereinafter defined, of the Executive has occurred, it may terminate the Executive’s employment and this Agreement upon 30 days’ written notice provided that, within 30 days after receipt of such notice, the Executive shall not have returned to full-time performance of his assigned duties. “Incapacity” shall mean the failure of the Executive to perform his assigned duties with the Company on a full-time basis as a result of mental or physical illness or injury as determined by a physician selected by the Compensation Committee or the Board of Directors of the Company for the greater of 90 consecutive calendar days or the longest waiting period under any long term disability insurance contract or program provided to him as an employee.

          (c) Termination by the Company with or without Cause. The Company may terminate the Executives employment during the Term, with or without Cause. For purposes of this Agreement, “Cause” shall mean:

               (i) continual or deliberate neglect by the Executive in the performance of his material duties and responsibilities as established from time to time by the Board of Directors of the Company, or the Executive’s willful failure to follow reasonable instructions or policies of the Company after being advised in writing of such failure and being given a reasonable opportunity and period to remedy such failure;

               (ii) conviction of, indictment for (or its procedural equivalent), entering of a guilty plea or plea of no contest with respect to a felony, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment, or the commission of an act of embezzlement or fraud against the Company or any subsidiary or affiliate thereof;

               (iii) any breach by the Executive of a material term of this Agreement, or violation in any material respect of any code or standard of behavior generally applicable to officers of the Company and its subsidiaries and affiliates, after being advised in writing of such breach or violation and being given a reasonable opportunity and period to remedy such breach or violation;

               (iv) dishonesty of the Executive with respect to the Company or any subsidiary or affiliate thereof, or breach of a fiduciary duty owed to the Company or any subsidiary or affiliate thereof; or

               (v) the willful engaging by the Executive in conduct that is reasonably likely to result, in the good faith judgment of a majority of the outside members of the Board of Directors of the Company, in material injury to the Company or any subsidiary or affiliate, monetarily or otherwise.

For purposes hereof, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his act or omission was in the best interest of the Company; provided that any act or omission to act on the Executive’s behalf in reliance upon an opinion of counsel to the Company or counsel to the Executive shall not be deemed to be willful. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a certification by a majority of the outside members of the Board of Directors of the Company finding that, in the good faith opinion of such majority, the Executive was guilty of conduct which is deemed to be Cause within the meaning hereof and specifying the particulars thereof in detail, after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before such majority.

          (d) Termination by Executive for Good Reason. The Executive may terminate his employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following not occurring in connection with a termination of the Executive’s employment for Cause:

               (i) the continued assignment to the Executive of duties inconsistent with the Executive’s position, authority, duties or responsibilities as contemplated by Section 1 hereof or, in the event of a Change in Control (as hereinafter defined), Section 10(a);

               (ii) any action taken by the Compensation Committee or the Board of Directors of the Company which results in a substantial reduction in the status of the Executive, including a diminution in his position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and/or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

               (iii) the relocation of the Executive to any other primary place of employment which might require him to move his residence which, for this purpose, includes any reassignment to a place of employment located within the current market area of the Company or any of its subsidiaries or affiliates at the Effective Date, as such market area is defined for Community Reinvestment Act purposes, without the Executive’s express written consent to such relocation; or

               (iv) any failure by the Company, or any successor entity following a Change in Control, to comply with the provisions of Sections 3 and 4 or Section 10(b) hereof or to honor any other term or provision of this Agreement, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive.

     7. Obligations upon Termination.

          (a) Death. If the Executive’s employment is terminated by reason of death in accordance with Section 6(a) hereof, this Agreement shall terminate without further obligation to the Executive or his legal representatives under this Agreement, except that his survivors, designees or estate shall continue to receive, in addition to all other benefits to which they may be entitled pursuant to the terms of any plan, program or arrangement of the Company and its subsidiaries or affiliates, his base salary hereunder for a period of three months following the month in which his death occurred.

          (b) Incapacity. If the Executive’s employment is terminated by reason of Incapacity in accordance with Section 6(a) hereof, this Agreement shall terminate without further obligation to the Executive under this Agreement except that the Executive shall receive any benefits to which he may be entitled pursuant to the terms of any plan, program or arrangement of the Company and its subsidiaries or affiliates.

          (c) Without Cause; Good Reason. Except as set forth in Section 7(e), if, during the Term, the Company shall terminate the Executive’s employment without Cause and other than for death or Incapacity or the Executive shall terminate employment for Good Reason, the Company will pay or provide the following to the Executive:

               (i) Within 30 days after the termination of employment, the Company will pay to the Executive in a lump sum the sum of (A) the Executive’s base salary through the date of termination, (B) the amount, if any, of any incentive or bonus compensation theretofore earned which has not yet been paid, (C) the product of the Executive’s annual bonus paid or payable, including by reason of deferral, for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the date of termination and the denominator of which is 365, and (D) an amount equal to two times the average of the Executive’s annual bonuses paid for the last two calendars years preceding the calendar year of his termination of employment.

               (ii) Commencing within 30 days after the termination of employment, the Company shall continue to pay to the Executive at regular payroll intervals Executive’s annual base salary for a period of 24 months from the date of termination of employment.

               (iii) The Company shall also maintain in full force and effect for the Executive’s continued benefit, until 24 months from the date of termination of employment, all health and welfare plan and program coverage for the Executive, his spouse and dependents then in effect, and provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs. If the Company reasonably determines that maintaining any such health and welfare plan and program coverage in full force and effect until 24 months from the Executive’s date of termination of employment is not feasible, the Company either shall provide substantially identical benefits directly or through an insurance arrangement or shall pay the Executive a lump sum equal to 1.4 times the estimated cost of maintaining such coverage. If the Executive dies while receiving such health and welfare benefit continuation, the Executive’s spouse and other dependents will continue to be provided such benefits during the remainder of the 24-month period. The Executive, his spouse and his dependents will become eligible for COBRA continuation coverage as of the date health benefits cease.

               (iv) Vesting in all equity compensation awards granted to the Executive evidencing the grant of a stock option or other award under the Company’s Stock Compensation Plan, or any predecessor plan thereto, will automatically be accelerated and such equity compensation awards shall be immediately exercisable and fully vested as of the date of termination of employment. In the case of stock options, stock appreciation rights or similar awards, the Executive will have at least 90 days after termination of employment, or such longer period as may be provided for in the separate award agreement, to exercise his rights thereunder, provided that such extended exercise period shall not extend beyond the maximum term of such awards determined without regard to the Executive’s termination of employment.

In addition, the Executive shall receive any benefits to which he may be entitled pursuant to the terms of any plan, program or arrangement of the Company and its subsidiaries or affiliates.

          (d) Cause; other than for Good Reason. If the Executive’s employment shall be terminated for Cause or for other than death, Incapacity or Good Reason, this Agreement shall terminate without any further obligation of the Company to the Executive other than to pay to the Executive his annual base salary through the date of termination and to provide any benefits to which he may be entitled pursuant to the terms of any plan, program or arrangement of the Company and its subsidiaries or affiliates. The Executive will still be required to comply with the non-competition and confidentiality covenants set forth in Section 7(e).

          (e) Non-Competition. Notwithstanding the foregoing, all such payments and benefits under Section 7(c) otherwise continuing for periods after the Executive’s termination of employment shall cease to be paid, and the Company shall have no further obligation due with respect thereto, in the event the Executive engages in “Competition” or makes any “Unauthorized

Disclosure of Confidential Information.” In addition, in exchange for the payments on termination as provided herein, other provisions of this Agreement and other valuable consideration hereby acknowledged, the Executive agrees that he will not engage in competition for a period of 24 months after his employment ceases for any reason, including the expiration or nonrenewal of this Agreement. For purposes hereof:

               (i) “Competition” means the Executive’s engaging without the written consent of the Board of Directors of the Company or a person authorized thereby, in an activity as an officer, a director, an employee, a partner, a more than one percent shareholder or other owner, an agent, a consultant, or in any other individual or representative capacity within the market area of the Company or any of its subsidiaries or affiliates at the relevant time, as such market area is defined for Community Reinvestment Act purposes, (unless the Executive’s duties, responsibilities and activities, including supervisory activities, for or on behalf of such activity, are not related in any way to such competitive activity) if it involves:

                    (A) engaging in or entering into the business of banking, lending or any other business activity in which the Company or any of its affiliates is actively engaged at the time the Executive’s employment ceases, or

                    (B) soliciting or contacting, either directly or indirectly, any of the customers or clients of the Company or any of its affiliates for the purpose of competing with the products or services provided by the Company or any of its affiliates, or

                    (C) employing or soliciting for employment any employees of the Company or any of its affiliates for the purpose of competing with the Company or any of its affiliates.

               (ii) “Unauthorized Disclosure of Confidential Information” means the use or disclosure of information in violation of Section 8 of this Agreement.

               (iii) For purposes of this Agreement, “customers” or “clients” of the Company or any of its subsidiaries or affiliates means individuals or entities to whom the Company or any of its affiliates has provided products or services at any time from the Effective Date through the date the Executive’s employment ceases.

          (f) Remedies. The Executive acknowledges that the restrictions set forth in paragraph 7(e) of this Agreement are just, reasonable, and necessary to protect the legitimate business interests of the Company. The Executive further acknowledges that if he breaches or threatens to breach any provision of paragraph 7(e), the Company’s remedies at law will be inadequate, and the Company will be irreparably harmed. Accordingly, the Company shall be entitled to an injunction, both preliminary and permanent, restraining the Executive from such breach or threatened breach, such injunctive relief not to preclude the Company from pursuing all available legal and equitable remedies. In addition to all other available remedies, if the Executive violates the provisions of paragraph 7(e), the Executive shall pay all costs and fees, including attorneys’ fees, incurred by the Company in enforcing the provisions of that paragraph. If, on the other hand, it is finally determined by a court of competent jurisdiction that a breach or threatened breach did not occur under paragraph 7(e) of this Agreement, the Company shall reimburse the Executive for reasonable legal fees incurred to defend that claim.

     8. Confidentiality. The Executive recognizes that as an employee of the Company and the Bank he will have access to and may participate in the origination of non-public, proprietary and confidential information and that he owes a fiduciary duty to the Company and its subsidiaries and affiliates. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, methods of marketing and operation, and other data or information of or concerning the Company and its subsidiaries and affiliates or any of their customers that is not generally known to the public. The Executive agrees that he will never use or disclose to any third party any such confidential information, either directly or indirectly, except as may be authorized in writing specifically by the Company or required by law.

Part II: Change in Control

     9. Change in Control and Changes in Employment Terms and Conditions. Notwithstanding any other term or provision of this Agreement, in the event of a Change in Control (as defined in Section 14), this Part II shall become effective and govern the terms and conditions of the Executive’s employment.

          (a) Continued Employment. If a Change in Control occurs during the Term, and the Executive is employed by the Company on the Change in Control Date, the Company will continue to employ the Executive in accordance with the terms and conditions of this Agreement for the period beginning on the Change in Control Date (as defined in Section 14) and ending on the third anniversary of such date (the “Change in Control Employment Period”).

          (b) Vesting of Equity Compensation Awards. Upon a Change in Control, all equity compensation awards granted to the Executive under the Stock Compensation Plan, or any predecessor thereto, prior to the Change in Control Date, shall become immediately vested and exercisable with respect to all or any portion of the shares covered thereby and not previously forfeited or lapsed regardless of whether such awards are otherwise vested and exercisable. The Company shall reimburse the Executive for any federal income tax liability incurred by the Executive in connection with the exercise of such awards which would not have otherwise been incurred by the Executive in the absence of such awards becoming immediately available upon a Change in Control, such reimbursement to be submitted to the Executive within ten days of written notification to the Company by the Executive of the exact amount of such additional tax liability.

          (c) Cancellation and Cash Payment for Stock Options, Stock Appreciation Rights and Similar Equity Compensation Awards. At any time subsequent to seven days after the public announcement of a Change in Control, any or all stock options, stock appreciation rights and similar equity compensation awards granted to the Executive under the Stock Compensation Plan held by the Executive for more than six months (“Cancelable Awards”) may, upon the written approval of a majority of disinterested, non-employee members of the Board of Directors of the Company, be cancelled by the Company in exchange for the payment to the Executive of cash in an amount equal to the aggregate spread between the average exercise price of the Cancelable Awards and the higher of: (i) the average of the closing prices of the Company’s shares as reported in the daily newspaper for the 30 business days immediately preceding the public announcement of the Change in Control, or (ii) the highest price per share actually paid in connection with the Change in Control of the Company.

     10. Terms of Employment following a Change in Control.

          (a) Position and Duties. During the Change in Control Employment Period, (i) the Executive’s position, authority, duties and responsibilities will be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Change in Control Date, and (ii) the Executive’s services will be performed at the location where the Executive was employed immediately preceding the Change in Control Date or any office that is the headquarters of the Company and is less than 10 miles from such location; it being understood and agreed that this subsection (ii) shall supercede the provisions of Section 6(c)(iii) dealing with the relocation of the Executive following a Change in Control.

          (b) Compensation and Benefits following a Change in Control.

               (i) Annual Base Salary. During the Change in Control Employment Period, the Executive will receive an annual base salary (the “Annual Base Salary”) at least equal to the highest base salary paid or payable to the Executive by the Company and its affiliated companies during the 12-month period immediately preceding the Change in Control Date. During the Change in Control Employment Period, the Annual Base Salary will be reviewed at least annually and will be increased each year after such Change in Control by an amount which at least equals, on a percentage basis, the percentage increase, if any, in the cost of living as set forth in the Consumer Price Index for the area in which the principal office of the Company is located (1967=100) published by the Bureau of Labor Statistics of the United States Department of Labor over the preceding year, unless the failure to so increase the Executive’s Annual Base Salary is waived in writing by the Executive. Any increase in the Annual Base Salary will not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary will not be reduced after any such increase, and the term Annual Base Salary as used in this Agreement will refer to the Annual Base Salary as so increased. The term “affiliated companies” includes any company controlled by, controlling or under common control with the Company.

               (ii) Annual Bonus. During the Change in Control Employment Period, the Executive will be entitled to participate in an annual incentive plan generally applicable to other peer executives of the Company and its affiliated companies, but in no event will such incentive plan provide the Executive with a less favorable opportunity to earn an annual bonus that is similarly structured to the annual incentive plan as in effect at any time during the 12-month period immediately preceding the Change in Control Date.

               (iii) Incentive, Savings and Retirement Plans. During the Change in Control Employment Period, the Executive will be entitled to participate in all incentive (including stock incentive), savings and retirement, health and welfare plans, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event will such plans, policies and programs provide the Executive with incentive opportunities, savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than those provided by the Company and its affiliated companies for the Executive under such plans, policies and programs as in effect at any time during the 12-month period immediately preceding the Change in Control Date.

               (iv) Health and Welfare Benefit Plans. During the Change in Control Employment Period, the Executive and/or the Executive’s family, as the case may be, will be eligible for participation in and will receive all benefits under health and welfare benefit plans, policies and programs provided by the Company and its affiliated companies to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event will such plans, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, policies and programs in effect at any time during the 12-month period immediately preceding the Change in Control Date.

               (v) Fringe Benefits. During the Change in Control Employment Period, the Executive will be entitled to fringe benefits in accordance with the comparable plans, policies and programs of the Company and its affiliated companies in effect for the Executive at any time during the 12-month period immediately preceding the Change in Control Date or, if more favorable to the Executive, as in effect generally from time to time after the Change in Control Date with respect to other peer executives of the Company and its affiliated companies.

               (vi) Vacation. During the Change in Control Employment Period, the Executive will be entitled to paid vacation in accordance with the comparable plans, policies and programs of the Company and its affiliated companies in effect for the Executive at any time during the 12-month period immediately preceding the Change in Control Date or, if more favorable to the Executive, as in effect generally from time to time after the Change in Control Date with respect to other peer executives of the Company and its affiliated companies.

     11. Termination of Employment following a Change in Control.

          (a) Death or Incapacity. The Executive’s employment will terminate automatically upon the Executive’s death or Incapacity during the Change in Control Employment Period.

          (b) Cause. The Company may terminate the Executive’s employment during the Change in Control Employment Period for Cause (as defined in Section 6(b)).

          (c) Good Reason. The Executive’s employment may be terminated during the Change in Control Employment Period by the Executive for Good Reason (as defined in Section 6(c)), provided, however, that Good Reason for this purpose shall also include the Executive’s voluntary resignation in his discretion at any time during the 90 day period beginning on the Change in Control Date or at any time during the 90 day period beginning on the first anniversary of the Change in Control Date.

          (d) Notice of Termination. Any termination during the Change in Control Employment Period by the Company or by the Executive for Good Reason shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination(s) in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

          (e) Date of Termination. “Date of Termination” means the date specified in the Notice of Termination, which shall be not less than 30 nor more than 90 days after such Notice of Termination is given; provided, that if within 30 days after any Notice of Termination is given in connection with a termination by the Company for Cause or by the Executive for Good Reason, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then pending the resolution of any such dispute the Executive shall continue to be paid the same base salary as and when due and payable, and shall be provided with the same or substantially comparable fringe benefits that he was paid and provided immediately prior to the delivery of the Notice of Termination. If a termination by the Company for Cause is challenged by the Executive and the termination is ultimately determined to be justified, then all sums paid by the Company to the Executive pursuant to this Section 11(e), plus the cost to the Company of providing the Executive such fringe benefits from the date of such termination to the date of the resolution of such dispute, shall be promptly repaid by the Executive with interest at the rate charged from time to time by The Fauquier Bank, to its most substantial customers for unsecured parties of credit. Should it ultimately be determined that a termination by the Company for Cause above was not justified, or that a termination by the Executive was for Good Reason, then the Executive shall be entitled to retain all sums paid to him pending the resolution of such dispute and he shall be entitled to receive in addition the payments and other benefits provided for herein, and the Date of Termination shall be the date on which the dispute is finally settled, either by mutual written agreement of the parties, or by a final judgment.

     12. Obligations upon Termination following a Change in Control.

          (a) Death. If the Executive dies during the Change in Control Employment Period, this Agreement will terminate without any further obligation on the part of the Company under this Agreement, other than for (i) payment of the Accrued Obligations and three months of the Executive’s Annual Base Salary (which shall be paid to the Executive’s beneficiary designated in writing or his estate, as applicable, in a lump sum cash payment within 30 days of the date of death); (ii) the timely payment or provision of the Welfare Continuance Benefit (as defined in Section 12(c)) to the Executive’s spouse and other dependents for 36 months following the date of death; and (iii) any other benefits to which the Executive may be entitled pursuant to the terms of any plan, program or arrangement of the Company and its affiliated companies.

          (b) Incapacity. If the Executive’s employment is terminated because of the Executive’s Incapacity during the Change in Control Employment Period, this Agreement will terminate without any further obligation on the part of the Company under this Agreement, other than for (i) payment of the Accrued Obligations and three months of the Executive’s Annual Base Salary (which shall be paid to the Executive in a lump sum cash payment within 30 days of the Date of Termination); (ii) the timely payment or provision of the Welfare Continuance Benefit in Section 12(c)) for 36 months following the Date of Termination; and (iii) any other benefits to which the Executive may be entitled pursuant to the terms of any plan, program or arrangement of the Company and its affiliated companies.

          (c) Termination without Cause or for Good Reason. The Executive will be entitled to the following benefits if, during the Change in Control Employment Period, the Company terminates his employment without Cause or the Executive terminates his employment with the Company or any affiliated company for Good Reason.

               (i) Accrued Obligations. The Accrued Obligations are the sum of: (A) the Executive’s Annual Base Salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given; (B) the amount, if any, of any incentive or bonus compensation theretofore earned which has not yet been paid; (C) the product of the Annual Bonus paid or payable, including by reason of deferral, for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the Date of Termination and the denominator of which is 365; and (D) any benefits or awards

(including both the cash and stock components) which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not yet been paid to the Executive (but not including amounts that previously had been deferred at the Executive’s request, which amounts will be paid in accordance with the Executive’s existing directions). The Accrued Obligations will be paid to the Executive in a lump sum cash payment within ten days after the Date of Termination;

               (ii) Salary Continuance Benefit. The Salary Continuance Benefit is an amount equal to 2.99 times the Executive’s Highest Annual Compensation. For purposes of this Agreement, “Highest Annual Compensation” means the highest annual compensation consisting only of base salary and cash bonuses paid to the Executive by the Company and its affiliated companies for any six months ending with the Executive’s termination. The Salary Continuance Benefit will be paid to the Executive in a lump sum cash payment not later than the 45th day following the Date of Termination, provided that, at the option of the Executive, the amount required to be paid hereby shall be paid in equal monthly installments over the six months succeeding the Date of Termination, payable on the first day of each such month;

               (iii) Continuance of Health and Welfare Benefits. For 36 months following the Date of Termination (the “Welfare Continuance Benefit Period”), the Executive, his spouse and his dependents will continue to be covered under all health and welfare plans and programs (“Welfare Plans”) in which the Executive, his spouse or his dependents were participating immediately prior to the Date of Termination (the “Welfare Continuance Benefit”). The Company will pay all or a portion of the cost of the Welfare Continuance Benefit for the Executive, his spouse and his dependents under the Welfare Plans on the same basis as applicable, from time to time, to active employees covered under the Welfare Plans and the Executive will pay any additional costs. If participation in any one or more of the Welfare Plans included in the Welfare Continuance Benefit is not possible under the terms of the Welfare Plan or any provision of law would create an adverse tax effect for the Executive or the Company due to such participation, the Company either shall provide substantially identical benefits directly or through an insurance arrangement or shall pay the Executive a lump sum equal to 1.4 times the estimated cost of maintaining such coverage. If the Executive dies while receiving a Welfare Continuation Benefit, the Executive’s spouse and other dependents will continue to be covered under all applicable Welfare Plans during the remainder of the applicable Welfare Continuance Benefit Period. The Executive, his spouse and his dependents will become eligible for COBRA continuation coverage as of the date the Welfare Continuance Benefit ceases for health benefits.

               (iv) Continuance of Retirement Benefits. For 36 months following the Date of Termination, the Executive will continue to be covered and accrue benefits under all employee retirement benefit plans and programs (“Retirement Plans”) in which the Executive was participating immediately prior to the Date of Termination based on the rate of accrual immediately prior to the Date of Termination (the “Retirement Continuance Benefit”). If participation in any Retirement Plan included in the Retirement Continuance Benefit is not possible under the terms of the Retirement Plan or any provision of law would create an adverse tax effect for the Company due to such participation, the Company will annually pay in cash to the Executive at the end of each year in the 36-month period following the Date of Termination the value of the Retirement Continuance Benefit accrual which is not provided through the Retirement Plans.

               (v) Acceleration of Vesting of Equity Compensation Awards and Exercisability thereof. Except as may be otherwise agreed to by the Executive, all equity compensation awards granted to the Executive under the Stock Compensation Plan, or any predecessor thereto, at or after the Change in Control Date, shall become immediately vested and exercisable with respect to all or any portion of the shares covered thereby and not previously forfeited or lapsed regardless of whether such awards are otherwise vested and exercisable. In additional, the Executive will have at least 90 days after Termination of Employment to exercise all stock options, stock appreciation rights and similar awards, or such longer period as may be provided for in the separate stock option agreement, to exercise such awards, provided that such extended exercise period shall not extend beyond the maximum term of such awards determined without regard to the Executive’s Termination of Employment.

          (d) Cause; other than for Good Reason. If the Executive’s employment is terminated for Cause during the Change in Control Employment Period, this Agreement will terminate without further obligation to the Executive other than the payment to the Executive of the Annual Base Salary through the Date of Termination, plus the amount of any compensation previously deferred by the Executive, and any other benefits to which the Executive may be entitled pursuant to the terms of any plan, program or arrangement of the Company and its affiliated companies. If the Executive terminates employment during the Change in Control Employment Period, excluding a termination either due to death or Incapacity or for Good Reason (or Good Reason is alleged but ultimately determined pursuant to Section 11(e) to be not justifiable), this Agreement will terminate without further obligation to the Executive other than for the Accrued Obligations (which will be paid in a lump sum in cash within 30 days of the Date of Termination or later determination that alleged Good Reason is not justifiable) and any other benefits to which the Executive may be entitled pursuant to the terms of any plan, program or arrangement of the Company and its affiliated companies.

          (e) Possible Reduction in Payments and Benefits.

               (i) Excess Parachute Payments. Notwithstanding the foregoing, in the event that the payments and benefits provided to the Executive, or for the Executive’s benefit, under this Agreement or under any other plan or agreement which become payable or are taken into account as “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of a Change in Control or the Executive’s termination of employment relating thereto (the “Total Parachute Payments”) would result in the Executive’s being entitled to “excess parachute payments” as defined in Section 280G of the Code, the payments and benefits provided to the Executive, or for the Executive’s benefit, under this Agreement shall be reduced (but not below zero) to the extent necessary so that no payment to be made, or benefit to be provided, to the Executive or for the Executive’s benefit under this Agreement or any other plan or agreement would result in “excess parachute payments” as defined in Section 280G of the Code and there would consequently be no loss of an income tax deduction by the Company or the imposition of an excise tax on the Executive under Section 4999 of the Code, provided, however that such reduction shall not apply unless the Executive’s Net After-tax Benefit if such reduction were made shall exceed the Executive’s Net After-tax Benefit if such reduction were not made by at least $25,000. In connection with the foregoing:

                    (A) “Net After-tax Benefit” shall mean the sum of (1) the Total Parachute Payments which the Executive receives or is then entitled to receive, less (2) the amount of federal, state and local income and employment taxes payable by the Executive with respect to the Total Parachute Payments, less (3) the amount of excise taxes imposed with respect to the Total Parachute Payments by Section 4999 of the Code.

                    (B) All determinations regarding such reduction shall be made by the registered public accounting firm under Section 102 of the Sarbanes-Oxley Act serving as auditors for the Company on the date of a Change in Control (or any other registered public accounting firm designated by the Company) and shall be based on the maximum applicable marginal tax rates for each year in which such payments and benefits shall be paid or provided to the Executive or for the Executive’s benefit (based upon the rate in effect for such year at the time of the first payment of the foregoing and, as appropriate as determined by such tax counsel, the taxable wage base for employment tax purposes). The determination made as to the reduction of benefits or payments required hereunder by such registered public accounting firm shall be binding on the parties, absent a determination by the Internal Revenue Service which is agreed to by both the Company and the Executive or a final decision by a court of competent jurisdiction over the tax issue in which case such determination or decision shall control.

                    (C) The Executive shall have the right to designate within a reasonable period, which payments or benefits will be reduced; provided, however, that if no direction is received from the Executive, the Company shall implement the reductions in its discretion.

               (ii) Banking Payment Limitation. Notwithstanding anything contained in this Agreement or any other agreement or plan to the contrary, the payments and benefits provided to, or for the benefit of, the Executive under this Agreement or under any other plan or agreement shall be reduced (but not below zero) to the extent necessary so that no payment to be made, or benefit to be provided, to the Executive or for his benefit under this Agreement or any other plan or agreement shall be in violation of the golden parachute and indemnification payment limitations and prohibitions of 12 CFR Section 359.

     13. Company Obligations; Non-competition.

          (a) The Company’s obligation to pay the Executive the compensation and benefits and to make the arrangements provided in this Part II of this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against him or anyone else. Except as expressly provided in Section 11(e), each and every payment made hereunder by the Company pursuant to Part II of this Agreement shall be final and the Company will not seek to recover all or any part of such payment from the Executive or from whosoever may be entitled thereto, for any reason whatsoever.

          (c) The Executive will not be required to comply with the non-competition covenant in Section 7(e) if his employment is terminated during the Change in Control Employment Period without Cause or he terminates for Good Reason.

     14. Change in Control Definitions. For purposes of this Agreement, the following terms have the following meanings.

     (a) Change in Control. A “Change in Control” shall mean the occurrence of ether of the following after the Effective Date of this Agreement:

               (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (but excluding any group of which the Executive is a member), becomes the owner or beneficial owner of securities of the Company or the Bank having 20% or more of the combined voting power of the then outstanding Company or Bank securities that may be cast for the election of the Company or Bank directors other than a result of an issuance of securities initiated by the Company or Bank, as long as the majority of the Board of Directors approving the purchases is a majority at the time the purchases are made, or

               (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, contested election, or any combination of these events, the persons who were directors of the Company or Bank before such events cease to constitute a majority of the Company’s or Bank’s Board, or any successor’s board, within two years of the last of such transactions

          (b) Change in Control Date. The “Change in Control Date” is the date on which an event constituting a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the Control Change Date is the date of the last of such transactions.

Part III: Miscellaneous

     15. Documents. All documents, record, tapes and other media of any kind or description relating to the business of the Company or any of its subsidiaries and affiliates (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Documents (and any copies) shall be returned to the Company upon the Executive’s termination of employment for any reason or at such earlier time or times as the Board of Directors or its designee may specify.

     16. Severability. If any provision of this Agreement, or part thereof, is determined to be invalid or unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect and shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.

     17. Modification. The parties expressly agree that should a court find any provision of this Agreement, or part thereof, to be unenforceable or unreasonable, the court may modify the provision, or part thereof, in a manner which renders that provision reasonable, enforceable, and in conformity with the public policy of Virginia.

     18. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

     19. Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by registered or certified mail, return receipt requested, to the parties at their addresses set forth below:

If to the Executive:	Randy K. Ferrell
7138 Norwich Ct.
Warrenton, VA 20187

If to the Bank:	The Fauquier Bank
10 Courthouse Square
P. 0. Drawer 561 Warrenton, Virginia 22186

If to the Company:	Fauquier Bankshares, Inc.
10 Courthouse Square
P. 0. Drawer 561 Warrenton, Virginia 22186

Each party may, from time to time, designate a different address to which notices should be sent by providing the same in writing to the other parties .

     20. Amendment. This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties hereto or their legal representatives.

     21. Binding Effect; No Mitigation; Notice and Demand Not Required.

     (a) This Agreement shall be binding upon the Executive and on the Company, its successors and assigns effective on the date first above written subject to the approval by the Compensation Committee or the Board of Directors of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

     (b) The Executive shall not be required to mitigate the amount of any payment or benefit the Company becomes obligated to make or provide to the Executive in connection with this Agreement, by seeking other employment or otherwise.

     (c) All amounts payable by the Company under this Agreement shall be paid without notice or demand except as expressly provided herein .

     22. No Construction against Any Party. This Agreement is the product of informed negotiations between the Executive and the Company. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The Executive and the Company agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

     23. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the matters addressed herein and it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement.

     24. Arbitration. Any dispute, controversy or claim arising under or in connection with this Agreement shall be settled exclusively by arbitration, arbitrators, conducted before a panel of three in Richmond, Virginia in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Unless otherwise provided in the rules of the American Arbitration Association, the arbitrators shall, in their award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys’ fees and expenses of the parties, as well as the arbitrator’s fees and expenses, in such proportions as the arbitrators deem just.

     25. Litigation. Notwithstanding the requirements of Section 24 hereof, if litigation shall be brought to challenge, enforce or interpret any provision contained in this Agreement, and such litigation does not end with judgment in favor of the Company, the Company hereby agrees to indemnify the Executive for his reasonable attorney’s fees and disbursements incurred in such litigation, and hereby agrees to pay post-judgment interest on any money judgment obtained by the Executive calculated at the rate charged from time to time by The Fauquier Bank, to its most substantial customers for unsecured lines of credit from the date that payment(s) to him should have been made under the judgment to date of payment.

     25. Nonqualified Deferred Compensation Plan Omnibus Provision. The parties to this Agreement recognize and acknowledge that compensation, benefits or other remuneration provided or available to the Executive pursuant to or in connection with this Agreement may be considered to be provided under a nonqualified deferred compensation plan subject to Section 409A of the Code. The parties hereby agree that any such compensation, benefit or other remuneration that is subject to the provisions of Section 409A of the Code shall be paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid a plan failure described in Section 409A(a)(1) of the Code, including without limitation, deferring payment until the occurrence of a specified payment event described in Section 409A(a)(2) of the Code, that, notwithstanding any other provision thereof or document pertaining to any such compensation, benefit or other remuneration subject to the provisions of Section 409A of the Code, each provision of any plan, program or arrangement (including without limitation this Agreement) relating to the provision of such compensation, benefit or other remuneration to or with respect to the Executive, shall be so construed and interpreted, and that the Executive hereby consents to the amendment of any such plan, program or arrangement as may be determined by the Company to be necessary or appropriate to evidence or further evidence required compliance with Section 409A of the Code.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written herein.

Fauquier Bankshares, Inc.

By	/s/ C. Hunton Tiffany

Its	Chairman

The Fauquier Bank

By	/s/ C. Hunton Tiffany

Its	Chairman

/s/ Randy K. Ferrell

Randy K. Ferrell